Exhibit 3.17

ARTICLES OF ORGANIZATION

OF

ADESA BIRMINGHAM, LLC

The undersigned, acting as the Organizer of a limited liability company under the Alabama Business Corporation Act (the “Act”), hereby adopts these Articles of Organization for ADESA Birmingham, LLC (the “Company”) due to the conversion of ADESA Birmingham, Inc.

WITNESSETH:

WHEREAS, pursuant to Section 10-15-3 of the Act, the Company is required to file an Articles of Organization due to conversion from a corporation.

WHEREAS, the name of the converting corporation is ADESA Birmingham, Inc. (the “Corporation”), and is organized under the Act.

WHEREAS, the Board of Directors of the Corporation have approved and adopted a Plan of Conversion, attached hereto as Exhibit A in accordance with the Act.

WHEREAS, the public office where the Articles of Organization and the Articles of Dissolution are filed is: ADESA Corporation, 310 E. 96th Street, Suite 400, Indianapolis, IN 46240.

NOW, THEREFORE, the Corporation shall convert into an Alabama limited liability company and be governed by the following Articles of Organization.

ARTICLE I.

Name

The name of the Company due to conversion is ADESA Birmingham, LLC.

ARTICLE II.

Registered Office and Registered Agent

The street address of the registered office of the Company in the State of Alabama is 2000 Interstate Park Drive, Ste. 204, Montgomery, Alabama 36109. The name of the initial registered agent of the Company at the registered office is The Corporation Company.

ARTICLE III.

Purpose

The purpose of the Company shall be but is not limited to the auction of automobiles, and, to engage in any lawful business activity for which limited liability companies may be organized under the Act.

ARTICLE IV.

Duration

Unless sooner dissolved in accordance with the Company’s Operating Agreement or the Act, the duration of the Company shall be perpetual.

ARTICLE V.

Manager Management

The Managers of the Company are:

James P. Hallett

Donald L. Harris

Paul J. Lips

Karen C. Turner

Scott A. Anderson

ARTICLE VI.

Transferability

A member of the Company may transfer his, her or its interest in the Company in accordance with the provisions of the Company’s Operating Agreement and the Act.

ARTICLE VII.

Indemnification

(a) To the greatest extent not inconsistent with the laws and public policies of Alabama the Company shall indemnify any Manager or Organizer (any such Manager or Organizer and any responsible officers, partners, shareholders, managers, directors, or managers of such Manager or Organizer which is an entity, hereinafter being referred to as the indemnified “person”) made a party to any proceeding because such person is or was a Manager or Organizer (or a responsible officer, partner, shareholder, manager, director, or manager thereof), as a matter of right, against all liability incurred by such person in connection with any proceeding; provided that it shall be determined in the specific case in accordance with paragraph (d) of this Article that indemnification of such person is permissible in the circumstances because the person has met the standard of conduct for indemnification set forth in paragraph (c) of this Article. The Company shall pay for or reimburse the reasonable expenses incurred by such a person in connection with any such proceeding in advance of final disposition thereof if (i) the person furnishes the Company a written affirmation of the person’s good faith belief that he, she or it has met the standard of conduct for indemnification described in paragraph (c) of this Article, (ii) the person furnishes the Company a written undertaking, executed personally or on such person’s behalf, to repay the advance if it is ultimately determined that such person did not meet such standard of conduct, and (iii) a determination is made in accordance with paragraph (d) that based upon facts then known to those making the determination, indemnification would not be precluded under this Article. The undertaking described in subparagraph (a)(ii) above must be a general obligation of the person subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a person who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the person in connection with the proceeding without the requirement of a determination as set forth in paragraph (c) of this Article. Upon demand by a person for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the person is entitled thereto in accordance with this Article. The indemnification and advancement of expenses provided for under this Article shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

(b) The Company shall have the power, but not the obligation, to indemnify any person who is or was an employee or agent of the Company to the same extent as if such person was an indemnified person as defined in paragraph (a) of this Article.

(c) Indemnification of a person is permissible under this Article only if (i) such person conducted himself, herself or itself in good faith, (ii) such person reasonably believed that his, her or its conduct was in or at least not opposed to the Company’s best interest, and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe his, her or its conduct was unlawful. Indemnification is not permissible against liability to the extent such liability is the result of the person’s willful misconduct, recklessness, violation of the Company’s Operating Agreement or any improperly obtained financial or other benefit to which the person was not legally entitled. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in this paragraph (c).

(d) A determination as to whether indemnification or advancement of expenses is permissible shall be made by (i) a majority in interest of the Managers (including any interested Manager); or (ii) independent special legal counsel selected in accordance with (d)(i) above.

(e) Any person (as defined in paragraph (a) of this Article) who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i) In a proceeding in which the person is wholly successful, on the merits or otherwise, the person is entitled to indemnification under this Article, in which case the court shall order the Company to pay the person his, her or its reasonable expenses incurred to obtain such court ordered indemnification; or

(ii) The person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standard of conduct set forth in paragraph (c) of this Article.

(f) Indemnification shall also be provided for a person’s conduct with respect to an employee benefit plan if the person reasonably believed his, her or its conduct to be in the interests of the participants in and beneficiaries of the plan.

(g) Nothing contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any such person or any person who is or was serving at the

Company’s request as a director, officer, partner, manager, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Article shall limit the ability of the Company to otherwise indemnify or advance expenses to any person. It is the intent of this Article to provide indemnification to such a person to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Article. If indemnification is permitted under this Article indemnification shall be provided in accordance with this Article irrespective of the nature of the legal or equitable theory upon which a claim is asserted, including without limitation, negligence, breach of duty, waste, breach of contract (except to the extent the claim relates to the Operating Agreement or a contract between the Company and that Manager), breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law.

(h) For purposes of this Article:

(i) The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

(ii) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii) The term “party” includes a person who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(iv) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(i) The Company may purchase and maintain insurance for its benefit, the benefit of any person who is entitled to indemnification under this Article, or both, against any liability asserted against or incurred by such person in any capacity or arising out of such person’s service with the Company, whether or not the Company would have the power to indemnify such person against such liability.

IN WITNESS WHEREOF, these Articles of Organization have been executed by the undersigned, as Organizer of the Company, this 1st day of January, 2004.

ADESA Birmingham, LLC

/s/ Karen C. Turner
Karen C. Turner, Organizer

Exhibit A

PLAN OF CONVERSION

THIS PLAN OF CONVERSION (“Plan of Conversion”) entered into this 1st day of January, 2004 by ADESA Birmingham, Inc., an Alabama corporation (the “Converting Corporation”).

WITNESSETH:

WHEREAS, the Converting Corporation is a corporation organized under the Alabama Business Corporation Act (“Act”);

WHEREAS, the Board of Directors and the sole Shareholder of the Converting Corporation desire that the Converting Corporation convert into an Alabama limited liability company pursuant to the provisions of Section 10-15-3 of the Act, in the manner set forth herein (the “Conversion”); and

WHEREAS, the Board of Directors and the sole Shareholder of the Converting Corporation have approved and adopted this Plan of Conversion in accordance with the Act.

NOW, THEREFORE, the Converting Corporation shall convert into an Alabama limited liability company in accordance with the following provisions:

ARTICLE I

Parties to the Conversion

Section 1.1. The Converting Corporation. The name of the Converting Corporation is “ADESA Birmingham, Inc.”, an Alabama corporation.

Section 1.2. The Converted Limited Liability Company. The name of the converted limited liability company is “ADESA Birmingham, LLC”; an Alabama limited liability company (the “Converted Limited Liability Company”).

ARTICLE II

Terms and Conditions of the Conversion

and Mode of Carrying the Conversion Into Effect

Section 2.1. Effective Time of the Conversion. The “Effective Time of the Conversion” shall be January 1, 2004 at 12:01 a.m.

Section 2.2. Effect of the Conversion. The Converting Corporation shall merge with and into the Converted Limited Liability Company, and the separate existence of the Converting Corporation shall cease.

Section 2.3. Ownership and Shares. All of the issued and outstanding shares of the Converting Corporation are owned by the sole Shareholder. Upon the effectiveness the Conversion, all of issued and outstanding common shares of the Converting Corporation will be canceled and the certificates issued will be surrendered and the sole Shareholder will be the sole Member of the Converted Limited Liability Company.

Section 2.4. Director Approval. The Board of Directors of the Converting Corporation have duly authorized the Conversion and approved and adopted this Plan of Conversion in accordance with the Act.

Section 2.5. Shareholder Approval. The sole Shareholder of the Converting Corporation has approved this Plan of Conversion in accordance with the Act. This Plan of Conversion shall be executed, acknowledged, filed and recorded as required for accomplishing a Conversion under the applicable provisions of the Act.

ARTICLE III

Governing Documents of the Converted Limited Liability Company

The Articles of Organization and the Operating Agreement of the Converted Limited Liability Company shall be the governing documents upon the Effective Time of the Conversion and shall continue as such in full force and effect until altered, amended or repealed.

ARTICLE IV

Manager and Officers

Section 5.1. Manager. ADESA Corporation shall be the manger of the Converted Limited Liability Company.

Section 5.2. Officers. Each person named below shall hold the office(s) of the Converted Limited Liability Company listed next to his or her name, to hold such office(s) until the their successor is elected at a meeting of the Manager of the Converted Limited Liability Company thereafter.

Name	Office(s)
James P. Hallett	President
Donald L. Harris	Vice President
Karen C. Turner	Secretary
Paul J. Lips	Treasurer
Scott A. Anderson	Assistant Treasurer

ARTICLE V

Further Assurances

By operation of Act, all real estate, property rights and assets of the Converting Corporation will be vested in the Converted Limited Liability Company, and the Converted Limited Liability Company is liable for all outstanding debts, litigation and obligations of the Converting Corporation.

If at any time the Converted Limited Liability Company shall consider or be advised that any further assignment, assurance or any other action is necessary or desirable to vest in the Converted Limited Liability Company, the title to any property or right of the Converted Limited Liability Companies or otherwise to carry out the proposes of this Plan of Conversion, the proper officers and directors of the Converting Corporation shall execute and make all such proper assignments or assurances and take such other actions. The proper officers and manager of the Converted Limited Liability Company are hereby authorized in the name of the Converting Corporation, as taxpayer or otherwise, to take any and all such action.